Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MICHAEL FOODS GROUP, INC.

Michael Foods Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is Michael Foods Group, Inc.

(b) The Corporation was originally incorporated and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 9, 2003 under the name THL Food Products Holding Co.

(c) This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation as now in effect. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”), and reads in its entirety as follows:

FIRST: The name of the Corporation is Michael Foods Group, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Five Thousand (5,000) shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation (the “By-Laws”).

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws of the Corporation.

SEVENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment, repeal or modification of this Article SEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to the time of such repeal, modification or adoption of an inconsistent provision.

EIGHTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. Except as set forth in the last sentence of Article SEVENTH, all rights herein conferred are granted subject to this reservation.

NINTH: The rights conferred upon indemnitees in Article IX of the By-Laws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of Article IX of the By-Laws or this Article NINTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation this 29th day of June, 2010.

Michael Foods Group, Inc.

By:	/s/ Jim Dwyer
Name: Jim Dwyer
Title: Chief Executive Officer and President